Textron	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2288 Bill Pitts – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal – 401-457-2362
Textron Reports Fourth Quarter and Full-Year Financial Results

Providence, Rhode Island – January 29, 2009 – Textron Inc. (NYSE: TXT) today reported fourth quarter 2008 income from continuing operations, excluding special charges, of $0.40 per share, consistent with its December 22, 2008 press release.  Revenues in the quarter were $3.6 billion, up slightly compared to the fourth quarter of 2007.

On a GAAP basis, Textron reported a loss from continuing operations for the quarter of $348 million or $1.44 per share, as compared to fourth quarter 2007 income from continuing operations of $247 million or $0.97 per share. Including discontinued operations, Textron’s fourth quarter 2008 net loss was $209 million or $0.87 per share, compared with fourth quarter 2007 net income of $256 million or $1.00 per share.

On December 22, 2008, the company announced a plan to exit all non-captive financial business. As a consequence, in the quarter, Textron recorded a number of special charges including a $293 million pre-tax mark-to-market adjustment against finance receivables held for sale, a $169 million pre-tax impairment charge to eliminate Textron Financial Corporation’s (TFC) goodwill and a $31 million tax charge related to the change in investment status of TFC’s Canadian subsidiary. Textron also recorded a pre-tax restructuring charge of $64 million related to cost-saving initiatives across the enterprise.

For the full year, Textron’s Manufacturing group generated net cash from operating activities before capital contributions to and net dividends from TFC of $899 million and incurred capital expenditures of $542 million.

TFC paid Textron net dividends of $142 million during the year. During the fourth quarter Textron made a $625 million capital contribution into TFC to maintain the earnings to fixed charge coverage ratio under the support agreement between Textron and TFC. Cash flow from operations for the Manufacturing group under a GAAP basis totaled $416 million as compare to $1.2 billion for 2007.

“Economic conditions continued to weaken during the fourth quarter, significantly impacting our Industrial and TFC businesses,” said Textron Chairman and CEO Lewis B. Campbell.  “However, for the year, we had strong performance at Bell, Cessna and Textron Systems,” Campbell added.

Combined backlog at Cessna, Bell and Textron Systems was $23.2 billion at the end of the fourth quarter, up $4.4 billion from the end of last year.

Non-GAAP Measures

Income from continuing operations, excluding special charges, and net cash provided by operating activities for the Manufacturing group before capital contribution and net dividends from TFC are Non-GAAP measures that are defined in the attachments to this release.

Outlook

Looking to 2009, the company expects the economy will continue to impact results at TFC and result in lower volumes at Cessna and Industrial. On this basis, the company estimates 2009 revenues will be approximately $12.5 billion, free cash flow from continuing operations of the manufacturing group will be about $450 million and earnings per share from continuing operations will be in the range of $1.00 to $1.50, excluding expected pre-tax restructuring charges of about $40 million.

Campbell continued, “Our priorities this year are clear – maximize cash flow and operating performance in our manufacturing businesses and aggressively convert finance receivables at TFC to cash. We’re aligning production to match expected lower commercial demand, reducing non-essential capital spending, freezing salaries, curtailing most discretionary spending, including reductions in non-critical product development, and reducing working capital.”

“We believe that we are taking the right actions and will emerge from this recession leaner and more focused. We fully expect that growth in our strong defense businesses will sustain us over the next several years. After world economies recover, this growth will be augmented by expansion at Cessna as well as the remainder of our commercial businesses,” Campbell concluded.

Segment Results

Cessna

Cessna’s fourth quarter revenues and segment profit decreased $64 million and $90 million, respectively, compared with the fourth quarter of 2007.  Revenues decreased in spite of the sale of more jet units, primarily reflecting a higher proportion of Mustang sales. This decrease was partially offset by higher pricing and the benefit from the acquisition of the Columbia single engine product lines.

Segment profit decreased due to used aircraft valuation adjustments, the impact from lower revenue mix, higher product development expense and overhead costs.

Cessna backlog at the end of the fourth quarter was $14.5 billion, up $1.9 billion from the end of last year.

Bell

Bell’s revenues and segment profit increased $98 million and $40 million in the fourth quarter.   The increase in revenues was due to higher volume and pricing.  The increased volume relates to higher V-22 revenues, partially offset by lower commercial helicopter revenues and the absence of Armed Reconnaissance Helicopter revenues.

Segment profit increased due to favorable cost performance, higher volume and pricing in excess of inflation, partially offset by unfavorable mix.  The cost performance reflects the non-recurrence of program charges recorded in the fourth quarter of 2007 in both military and commercial programs, and higher royalty income.

Bell backlog at the end of the fourth quarter was $6.2 billion, up $2.4 billion from the end of last year.

Textron Systems (formerly Defense & Intelligence)

Revenues and segment profit for Textron Systems increased $180 million and $37 million, respectively.  The increase in revenues is due to the benefit of our acquired AAI business and higher volume for ASV spares and logistics, Intelligent Battlefield Systems and Sensor Fused Weapons.

Segment profit increased due to favorable cost performance, higher volume and the benefit from the acquisition.

Fourth quarter ending backlog at Textron Systems was $2.5 billion, compared to $2.4 billion at the end of 2007.

Industrial

Revenues and segment profit decreased $135 million and $59 million, respectively, in the fourth quarter of 2008.  Revenues decreased due to lower volumes and an unfavorable foreign exchange impact, partially offset by higher pricing and the favorable impact of the Paladin Tools acquisition at Greenlee.

Segment profit decreased due to the impact of the lower volume and mix, inflation in excess of higher pricing, and the unfavorable foreign exchange rate impact.

Finance

Finance revenues decreased $64 million in the fourth quarter due to lower market interest rates, and lower securitization gains which were partially offset by the benefit of interest rate floors.

Segment profit decreased $171 million as a result of increased loan loss provisions, higher borrowing costs and lower securitization gains, partially offset by the benefit of interest rate floors.

Increased loan loss provisions reflected weakening general market conditions, declining collateral values and the lack of liquidity available to our borrowers and their customers.  These provisions also incorporated estimates for an increase in expected credit losses resulting from TFC’s exit plan.

Sixty-day plus delinquencies increased to 2.59% from 1.06% at the end of the third quarter. Nonperforming assets increased to 4.72% compared to 2.67% in the third quarter.

Managed receivables ended the year at $10.8 billion, versus $11.4 billion at the end of the third quarter.

Conference Call Information

Textron will host a conference call today, January 29, 2009 at 9:00 a.m., Eastern to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 288-8975 in the U.S. or (612) 332-0418 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, January 29, 2009 by dialing (320) 365-3844; Access Code: 896349.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron

Textron Inc. is a $14.2 billion multi-industry company operating in 28 countries with approximately 42,000 employees.  The company leverages its global network of aircraft, defense and intelligence, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.

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Forward-looking Information

Certain statements in this press release and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the risk factors contained in our most recent Quarterly Report on Form 10-Q and the following: (a) changes in worldwide economic and political conditions that impact demand for our products, interest rates and foreign exchange rates; (b) the interruption of production at our facilities or our customers or suppliers; (c) performance issues with key suppliers, subcontractors and business partners; (d) our ability to perform as anticipated and to control costs under contracts with the U.S. Government; (e) the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards; (f) changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Global War on Terrorism; (g) changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products; (h) legislative or regulatory actions impacting defense operations; (i) the ability to control costs and successful implementation of various cost-reduction programs, including the enterprise-wide restructuring program; (j) the timing of new product launches and certifications of new aircraft products; (k) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or where Textron Financial Corporation (TFC) offers financing; (l) changes in aircraft delivery schedules or cancellation of orders; (m) the impact of changes in tax legislation; (n) the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs; (o) our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; (p) our ability to realize full value of receivables; (q) the availability and cost of insurance; (r) increases in pension expenses and other postretirement employee costs; (s) TFC’s ability to maintain portfolio credit quality and certain minimum levels of financial performance required under its committed credit facilities and under Textron’s support agreement with TFC; (t) TFC’s access to financing, including securitizations, at competitive rates; (u) our ability to successfully exit from TFC’s commercial finance business, other than the captive finance business, including effecting an orderly liquidation or sale of certain TFC portfolios and businesses; (v) uncertainty in estimating market value of TFC’s receivables held for sale and reserves for TFC’s receivables to be retained; (w) uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; (x) risks and uncertainties related to acquisitions and dispositions, including difficulties or unanticipated expenses in connection with the consummation of acquisitions or dispositions, the disruption of current plans and operations, or the failure to achieve anticipated synergies and opportunities; (y) the efficacy of research and development investments to develop new products; (z) the launching of significant new products or programs which could result in unanticipated expenses; (aa) bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers; and (bb) continued volatility and further deterioration of the capital markets.

TEXTRON INC.
Revenues By Segment and Reconciliation of Segment Profit to Net (Loss) Income
Three and Twelve Months Ended January 3, 2009 and December 29, 2007
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007
REVENUES (a)
MANUFACTURING:
Cessna	$1,497	$1,561	$5,662	$5,000
Bell	853	755	2,827	2,581
Textron Systems	510	330	2,116	1,334
Industrial	598	733	2,918	2,825
	3,458	3,379	13,523	11,740
FINANCE	148	212	723	875
Total revenues	$3,606	$3,591	$14,246	$12,615

SEGMENT PROFIT (a)
MANUFACTURING:
Cessna	$198	$288	$905	$865
Bell	94	54	278	144
Textron Systems	67	30	279	191
Industrial	(24)	35	67	173
	335	407	1,529	1,373
FINANCE	(123)	48	(50)	222
Segment profit	212	455	1,479	1,595
Special charges (b)	(526)	-	(526)	-
Corporate expenses and other, net	(48)	(86)	(170)	(256)
Interest expense, net	(34)	(21)	(125)	(87)
(Loss) income from continuing operations
before income taxes	(396)	348	658	1,252
Income tax benefit (expense)	48	(101)	(314)	(373)
(Loss) income from continuing operations	(348)	247	344	879
Discontinued operations, net of income taxes (c)	139	9	142	38
Net (loss) income	$(209)	$256	$486	$917
Earnings per share:
(Loss) income from continuing operations	$(1.44)	$0.97	$1.38	$3.45
Discontinued operations, net of income taxes (c)	0.57	0.03	0.57	0.15
Net (loss) income	$(0.87)	$1.00	$1.95	$3.60
Average shares outstanding (d)	241,405,000	255,294,000	249,830,000	254,826,000

(a)
Effective at the beginning of fiscal 2008, we changed our segment reporting by separating the former Bell segment into two segments: the Bell segment and the Defense & Intelligence segment, subsequently renamed the Textron Systems segment.  Prior periods have been restated to reflect the new segment reporting structure.

(b)
Special charges include restructuring charges of $64 million and nonrecurring charges related to strategic actions taken at the Finance segment totaling $462 million.  During the fourth quarter of 2008, we announced our plans to exit our commercial finance business, other than that portion of the business supporting the financing of customer purchases of products we manufacture.  Due to the actions taken, we determined that the Finance segment’s goodwill was not recoverable and recorded an impairment charge of $169 million.  In addition, as a result of the exit plan, we determined that a portion of the Finance segment’s finance receivables were required to be designated as held for sale, resulting in an initial pre-tax mark-to-market adjustment of $293 million.

(c)	During the fourth quarter of 2008, Textron completed the sale of its Fluid & Power business unit, resulting in an after-tax gain of $111 million.
(d)
For the three months ended January 3, 2009, the diluted EPS average shares base excludes potential common shares (convertible preferred stock, stock options and restricted stock).  These shares are excluded due to their antidilutive effect resulting from the net loss.  For the year ended January 3, 2009 and the three- and twelve-month periods ended December 29, 2007 fully diluted shares were used to calculate EPS.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	January 3, 2009	December 29, 2007
Assets
Cash and cash equivalents	$531	$471
Accounts receivable, net	924	958
Inventories	3,159	2,593
Other current assets	592	540
Net property, plant and equipment	2,115	1,918
Other assets	3,319	3,521
Assets of discontinued operations	36	607
Textron Finance assets	9,344	9,383
Total Assets	$20,020	$19,991

Liabilities and Shareholders' Equity
Current portion of long-term and short-term debt	$876	$355
Other current liabilities	3,739	3,455
Other liabilities	2,930	2,171
Long-term debt	1,693	1,791
Liabilities of discontinued operations	151	467
Textron Finance liabilities	8,265	8,245
Total Liabilities	17,654	16,484

Total Shareholders’ Equity	2,366	3,507
Total Liabilities and Shareholders’ Equity	$20,020	$19,991

Textron Inc.

Manufacturing Group Cash Flow
GAAP to Non-GAAP Reconciliation

The reconciliation of net cash provided by operating activities of continuing operations of the Manufacturing group prepared in accordance with GAAP (Generally Accepted Accounting Principles) to certain non-GAAP financial measures is provided below.

(In millions)
	2008	2007
Net cash provided by operating activities of continuing operations before capital contribution and net dividends from TFC – Non-GAAP	$899	$1,019
Less: Capital contribution to TFC	(625)	−
Plus: Net dividends from TFC	142	135
Net cash provided by operating activities of continuing operations – GAAP	$416	$1,154
Less: Capital expenditures	(542)	(375)
Plus: Proceeds on sale of property, plant and equipment	9	6
Free cash flow – Non-GAAP	$(117)	$785

In 2008, Textron Inc. was required to pay a capital contribution to Textron Financial Corporation (“TFC”) under a Support Agreement. This payment is included as a cash outflow from operating activities for the Manufacturing group, while the net dividends received from Textron Inc.’s investment in TFC are included as operating cash inflow of the Manufacturing group. We believe that net cash provided by operating activities of continuing operations for the Manufacturing group before this capital contribution to TFC and dividends received from TFC, although not a GAAP financial measure, is useful for investors to understand the cash generated by the Manufacturing group to fund its activities, as well as obligations under the Support Agreement.

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from business operations in excess of that necessary to be reinvested to sustain and grow the business.  Our definition of free cash flow for the Manufacturing group uses net cash provided by operating activities of continuing operations, less capital expenditures, net of proceeds from the sale of plant, property and equipment.  In 2008, we changed our definition of free cash flow to exclude adjustments for capital expenditures financed with capital lease transactions.  Prior period information has been recast to reflect this change.

We believe that our free cash flow calculation provides a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities.  Free cash flow is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.  Our free cash flow measure may not be comparable to similarly titled measures reported by other companies, as there is no definitive accounting standard on how the measure should be calculated.

Textron Inc.
Income (Loss) from Continuing Operations Per Share
GAAP to Non-GAAP Reconciliation

A reconciliation of income from continuing operations, excluding special charges, per share on a non-GAAP (Generally Accepted Accounting Principles) basis to (loss) income from continuing operations per share in accordance with GAAP is provided below.

	Fourth Quarter 2008	Full Year 2008
Income from continuing operations, excluding special charges - Non-GAAP	$0.40	$3.17
Adjustments, net of taxes:
Mark-to-market adjustment for finance receivables held for sale	(0.86)	(0.84)
Tax impact of change in investment status at TFC	(0.13)	(0.12)
Goodwill impairment at TFC	(0.67)	(0.65)
Restructuring charges	(0.18)	(0.18)
(Loss) income from continuing operations – GAAP*	(1.44)	1.38
Discontinued operations	0.57	0.57
Net (loss) income – GAAP*	$(0.87)	$1.95

*For the fourth quarter of 2008, the income (loss) from continuing operations per share excludes potential common shares (convertible preferred stock, stock options and restricted stock) due to their antidilutive effect resulting from the GAAP net loss.

Income from continuing operations, excluding special charges, on a per share basis is a non-GAAP financial measure.  Special charges include items that are either isolated or temporary in nature and are excluded from segment profit. Results before special charges are also the basis for measuring operating performance for management compensation purposes. It is helpful to understand results without these charges, especially when comparing results to previous periods.  However, analysis of the company’s results before special charges should be used only in conjunction with data presented in accordance with GAAP.